Exhibit B

JOINT FILING AGREEMENT

          This Agreement is filed as an exhibit to Schedule 13G being filed by Potomac Capital Management LLC, Potomac Capital Management Inc., and Paul J. Solit  in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named entities, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

Dated this 17th day of September, 2007

POTOMAC CAPITAL MANAGEMENT LLC

By: /s/ Paul J. Solit
Paul J. Solit, Managing Member

POTOMAC CAPITAL MANAGEMENT INC.

By: /s/ Paul J. Solit
Paul J. Solit, President

PAUL J. SOLIT

By: /s/ Paul J. Solit Paul J. Solit

POTOMAC CAPITAL PARTNERS, LP

By: /s/ Paul J. Solit
Paul J. Solit, Managing Member of the General Partner